EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

AK Steel Announces Retirement of Chief Financial Officer Jaime Vasquez,
Names Christopher Ross Interim Chief Financial Officer

West Chester, OH, November 5, 2019 - AK Steel (NYSE: AKS) said today that Jaime Vasquez, Vice President, Finance and Chief Financial Officer, will retire effective November 30, 2019, and will continue to assist with the transition of his responsibilities over the next few months.
“Jaime’s experience and financial focus have served the company well as we forged a new strategic path,” said Roger K. Newport, Chief Executive Officer of AK Steel. “We wish him the best in the years ahead.”
Christopher J. Ross, AK Steel Vice President and Treasurer, has been named Vice President, Treasurer and Interim Chief Financial Officer effective today. “Chris’s financial acumen and vast experience in a number of financial and strategic roles within and outside the company is a real asset,” said Roger Newport. “I congratulate Chris and look forward to working with him in his new role.”
In addition, Joseph C. Alter, Vice President, General Counsel, and Corporate Secretary, will take on responsibility for Purchasing and Brian K. Bishop, Vice President Carbon Steel Operations will assume responsibility for Information Technology.
Chris was named Vice President and Treasurer in January 2018. Prior to that role he served as Treasurer since 2016 and General Manager, Cash Management since 2012. Chris has served in a number of financial and strategic roles since joining the company over 20 years ago, including strategic planning, financial planning and analysis, products and marketing, investor relations and accounting. He began his AK Steel career in 1997 as a Cost Accountant at Middletown Works. Outside of his AK Steel career, Chris served as Director of Investor Relations for Omnicare, Inc. and held Credit and Portfolio Manager positions with U.S. Bank and J.P. Morgan. Chris holds a Bachelor of Arts degree in Economics and an MBA in Finance from the University of Cincinnati.

AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for the automotive, infrastructure and manufacturing, including electrical power, and distributors and converters markets. Through its subsidiaries, the company also provides customer solutions with carbon and stainless steel tubing products, hot- and cold-stamped components, and die design and tooling. Headquartered in West Chester, Ohio (Greater Cincinnati), the company has approximately 9,500 employees at manufacturing operations in the United States, Canada and Mexico, and facilities in Western Europe. Additional information about AK Steel is available at www.aksteel.com.

###